Exhibit 99.2

HCM II Acquisition Corp. Announces Closing of
$230,000,000 Initial Public Offering

August 19, 2024

STAMFORD, Conn.--(BUSINESS WIRE)--HCM II Acquisition Corp. (Nasdaq: HONDU) (the “Company”), announced today the closing of its previously announced initial public offering of 23,000,000 units, including 3,000,000 units issued pursuant to the full exercise of the underwriter of its over-allotment option. The units were sold at a price of $10.00 per unit. The Company’s units began trading on August 16, 2024, on the Nasdaq Global Market under the symbol “HONDU”.  Each unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant is exercisable to purchase one Class A ordinary share of the Company at a price of $11.50 per share. Only whole warrants are exercisable and will trade. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the Nasdaq Global Market under the ticker symbols “HOND” and “HONDW,” respectively.

Cantor Fitzgerald & Co. acted as sole bookrunner for the offering.

A registration statement relating to the securities was filed with, and declared effective by, the Securities and Exchange Commission (“SEC”) on August 15, 2024. The public offering is being made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from: Cantor Fitzgerald & Co., Attention Capital Markets, 499 Park Avenue, New York, NY 10022, or by e-mail at prospectus@cantor.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About HCM II Acquisition Corp.

HCM II Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an initial business combination target in any business or industry or at any stage of its corporate evolution. Its primary focus, however, will be in completing a business combination with an established business of scale poised for continued growth, led by a highly regarded management team.

The Company’s management team is led by Shawn Matthews, its Chairman of the Board and Chief Executive Officer, and Steven Bischoff, its President and Chief Financial Officer. The Company’s Board of Directors includes Andrew Brenner, Michael J. Connor and Jacob Loveless.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all.

Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Media Contact:
Steven Bischoff
sbischoff@hondiuscapital.com